Exhibit 99.1

AMENDMENT

to the

COLLABORATIVE RESEARCH AGREEMENT of May 26, 2003

between

EPIX and SCHERING

This amendment (“the Amendment) to the COLLABORATIVE RESEARCH AGREEMENT of May 26, 2003 (the “Agreement”) is entered into as of September 30, 2005, by and between Epix Pharmaceuticals, Inc., a Delaware corporation having a principal place of business at 71 Rogers Street, Cambridge, MA 02142-1118 USA (“EPIX”), and Schering Aktiengesellschaft, a German corporation having its principal place of business at 13342, Berlin, Germany (“SCHERING”).  Unless otherwise agreed, definitions set out in the Agreement shall also be applicable to this Amendment.

The Parties hereto hereby agree as follows:

1.             EXCLUSION OF FURTHER AREAS FROM FIELD

1.1           The Parties agree to exclude with immediate effect the following areas from the Field as defined in Section 1.15 of the Agreement: (i) SPIO (nanotechnology based magnetic resonance imaging (MRI) agents) (ii) hetero nuclei MRS agents, (iii) hyperpolarisation and (iv) CEST (chemical exchange saturation transfer) based MRI agents. For the sake of clearness the Parties agree, that the Exclusivity as agreed in Section 2.1 of the Agreement no longer comprises research in the above mentioned areas, that the Parties are free to perform research in these areas outside the collaboration and that any licenses granted in the Agreement do no longer cover these areas.

1.2           The wording of Section 1.15 is hereby amended and reads as follows:  “Field” means the diagnosis or characterization of diseases or conditions in humans through the use of magnetic resonance imaging; provided, however, that the Field shall not include: (i) any products that are subject to a license granted under the Thrombus Development Agreement entered into by and between the Parties as of the Effective Date or the Strategic Collaboration Agreement between EPIX and SCHERING dated June 9, 2000, or (ii) any products already commercialized or in preclinical or clinical development prior to the Effective Date as set forth on Exhibit 1.15 ,  or (iii) any product, compound or Technology being subject to a contract or collaboration with a Third Party which is already in existence prior to the Effective Date, or any extension or amendment thereof, except for those contracts as to be determined by the RSC, or (iv) any products, compound or Technology related to SPIO (nanotechnology based MR agents), or (v) any product, compound or Technology related to hetero nuclei MRS agents, or (vi) any product, compound or Technology related to hyperpolarisation, or (vii) any product, compound or Technology related to CEST.

2.             FURTHER INTENTIONS

2.1           The Parties intend to enter into a redrafted new collaborative research agreement replacing the Agreement by end of 2005.

2.2           The Parties further intend to discuss the potential extension of their collaboration to include the early clinical stage development of compounds resulting from the Agreement..

2.3           The intentions according to this Section 2 are of a non-binding nature and require signed binding agreements in order to become effective. None of the Parties can deduct any rights – in particular no right to claim damages if the Agreement will not be replaced – from this Section 2.

3.             MISCELLANEOUS

3.1           The regulations according to Section 13 of the Agreement (Miscellaneous) and the confidentiality obligations according to Section 10.1.3 of the Agreement shall also be applicable to this Amendment.

3.2           All other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

EPIX PHARMACEUTICALS, INC.

By:	/s/ Michael Astrue
Michael Astrue
Chief Executive Officer

SCHERING AKTIENGESELLSCHAFT

By:	/s/ R. Metternich	By:	/s/ M. Bräutigam
Prof. Metternich			Prof. Bräutigam